EXHIBIT 99.1

Home BancShares, Inc. Appoints Robert H. 'Bunny' Adcock, Jr. to Board of Directors

CONWAY, Ark., July 20, 2007 (PRIME NEWSWIRE) -- Home BancShares, Inc. (Nasdaq:HOMB) announced the appointment of Robert H. "Bunny" Adcock, Jr. to its board of directors. This expands the Home BancShares board from 12 to 13 members. This appointment will include serving as Vice Chairman of the Company and as a member of the asset quality committee.

"We are so fortunate to have Bunny back on our board," said John W. Allison, Chairman and Chief Executive Officer. "He's always had great banking expertise, but now he offers a new dimension to the group after his term as bank commissioner of the Arkansas State Bank Department."

Mr. Adcock, a co-founder with Allison of Home BancShares, served as Vice Chairman of the Company until his appointment as the Arkansas State Bank Commissioner in June of 2003. At that time it was necessary for him to step down from his position on the Home BancShares board. He completed serving the four year term as commissioner in June of 2007.

Mr. Adcock has also been involved with other state government offices over the years. In 1996 he served as President of the Arkansas Development Finance Authority appointed by Governor Huckabee. In the mid 1970's he was appointed by then Governor David Pryor to be in charge of Arkansas's European Trade Office in Brussels, Belgium. He also served as an aide to Governor Frank White during his term in the early eighties.

Mr. Adcock retired from First National Bank of Conway (now Regions) in 1996 as executive vice president and board member after more than 20 years of service. He presently operates a large farming operation in Gould (Lincoln County) and has many real estate holdings in the Conway area.

Mr. Adcock is a graduate of the University of Arkansas in Fayetteville with a degree in business. He resides in Conway with his wife, Carol, and children Ashton and Hillary.

Home BancShares, Inc. trades on the NASDAQ National Market under the symbol "HOMB". The Company is a financial holding company, headquartered in Conway, Arkansas, with five wholly owned bank subsidiaries that provide a broad range of commercial and retail banking and related financial services to businesses, real estate developers and investors, individuals and municipalities. Three of the bank subsidiaries are located in the central Arkansas market area, a fourth serves Stone County in north central Arkansas, and a fifth serves the Florida Keys and southwestern Florida.

CONTACT:  Home BancShares, Inc.
          Brian S. Davis, Director of Financial Reporting
          (501) 328-4770